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                                                                    Exhibit 21.1

                            COMPUTRON SOFTWARE, INC.
                              List of Subsidiaries

                              (as of March 1, 2000)

Computron Holdings, Inc. (incorporated in the State of Delaware)
         Computron Software Pty Limited (incorporated in Australia) Computron Software SA (Proprietary) Limited (incorporated in South Africa)
The Asset Performance Group, Inc. (incorporated in Canada)
Computron Poland Sp. z o.o. (incorporated in Poland)
Computron Software Asia Pte Ltd (incorporated in Singapore)
Computron Software Europe Limited (incorporated in England and Wales)